Exhibit 99.2

NeurogesX, Inc.

Third Quarter 2009 Earnings Conference Call

November 6, 2009

Operator:

Greetings ladies and gentlemen and welcome to the NeurogesX Inc. third quarter 2009 earnings call.

At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Carol Ruth of The Ruth Group. Thank you Ms. Ruth. You may begin.

TRG:

Thank you, Operator. Joining us on the call today are Tony DiTonno, Chief Executive Officer and Stephen Ghiglieri, Chief Financial Officer.

Statements in this conference call regarding NeurogesX business which are not historical facts may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, or “The Act.” NeurogesX disclaims any intent or obligation to update these forward-looking statements and claims protection of the Safe Harbor for forward-looking statements contained in the Act.

Forward looking statements may include, but are not limited to, statements relating to regulatory submissions, including potential receipt of, and timing regarding, decisions or approvals with respect to such submissions; discussions, determinations and outcomes of any additional studies required for regulatory approvals; the timing and size of potential product launch and commercialization of QutenzaTM; market acceptance of Qutenza; plans for entry into a U.S. commercialization partnership; success in obtaining reimbursement for end users of Qutenza; plans for and timing of resumption of development activities for NGX-1998; expectations regarding expenses and cash burn rate; expectations regarding seeking funding; and the sufficiency of cash resources to fund the Company’s operations for at least the next 12 months.

Actual results may differ from these discussed here today. Factors that may affect the outcome of forward-looking statements are explained in the risk factors section of our filings with SEC, including our Form 10-K for the 2008 fiscal year which was filed with the SEC on March 26, 2009 and our Form 10-Q for the third quarter of 2009, which is expected to be on file next week.

Now I would like to turn the call over to Tony DiTonno, Chief Executive Officer of NeurogesX.

Anthony DiTonno:

Thank you, Carol and thanks to all of you for joining us this morning.

During this call, I will provide a brief update on activities since our last quarterly call, and Stephen will give you an overview of our financial results for the third quarter 2009.

I am sure you can appreciate that everyone at NeurogesX is awaiting the PDUFA date of November 16, 2009 regarding the FDA’s review of our NDA for Qutenza for the management of pain associated with postherpetic neuralgia, or PHN. With the PDUFA date a week from this coming Monday, we believe that we have responded to all FDA inquiries and that our review continues on schedule.

While our primary focus centers on the FDA review of Qutenza to support a U.S. approval in PHN and prepare for the potential U.S. launch of Qutenza, we also made significant progress in our relationship with Astellas to support their efforts to launch Qutenza in the European Union.

I am pleased to say that we were ahead of schedule in completing the transfer of our EU marketing authorization to Astellas, as contemplated in our commercialization agreement. The MA transfer enables Astellas to control matters related to the commercialization and further development of Qutenza in the EU. Upon completing the transfer of the MA we were also able to record revenue for the first time in our corporate history – another milestone for NeurogesX.

During the third quarter 2009 we significantly advanced corporate activities to prepare for the potential U.S. launch of Qutenza. Importantly, we expanded our management team with three new executives who have a wealth of experience to contribute towards a successful launch.

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First, Tim Arendt is our Vice President of Sales. He was most recently at Xanodyne, and prior to that at Valeant and GSK. He will be responsible for fielding and managing our U.S. sales force and target sales goals.

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Second, Amy Cavers, our Senior Director of Marketing, has spent considerable time in marketing positions at big and mid sized pharma companies, including Bristol Meyers Squib, Millennium, Celgene and Allergan. Since her arrival at NeurogesX, Amy has hit the ground running to ensure marketing-related activities are in place to support a possible U.S. launch of Qutenza, pending FDA approval.

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In addition, Linda Schock is our Director of Commercial Operations and will assist with the infrastructure development for both our distribution channels and sales administration activities. Linda joins us from CV Therapeutics and previously excelled in commercial operations roles at Actelion and Genetech.

These new hires significantly enhance our commercial readiness. Our team is working diligently to implement a support structure that ensures a successful U.S. launch of Qutenza, if approved.

As part of our pre-commercialization activities, we recently completed and are currently analyzing data from a qualitative and quantitative market study related to Qutenza. These data are informative and will be leveraged to help refine our launch strategies, including optimization of our planned sales force size. Today we are not ready to comment on these results in detail, however, we believe that the information we have generated confirms and substantially complements prior market research results. For example, the new market research provides greater insight to potential drivers of physician behavior, which are encouraging for the prospects of Qutenza. In the near-term we look forward to summarizing and sharing this market research with you.

In addition to Qutenza launch preparation, we are pleased with continued progress on the reimbursement front. As previously discussed, our objective is to secure Medicare Part B coverage for the Qutenza patch as well as its related application procedure. Medicare Part B coverage could provide reimbursement for both the product itself and the physician services required to safely apply Qutenza. According to CMS guidelines, a drug must be provided “incident to”, or used in conjunction with, a physician’s services in order to be eligible for payment under Part B. In addition, drugs covered under Part B must not be “usually self administered” by Medicare beneficiaries. Other criteria also apply. Although existing CMS guidelines presume that topical agents are generally self administered, our long standing belief is that Qutenza would meet the requirements for Part B coverage. If approved we expect Qutenza would be provided “incident to” a physician’s services and we believe our final label would likely indicate that Qutenza should be administered by a physician or by a healthcare professional under the supervision of a physician.

As previously discussed, we have an active and ongoing dialogue with CMS. Although a final conclusion on potential Part B coverage for Qutenza cannot be obtained until our NDA is approved and a final label has been determined, we are very encouraged by our recent interactions and communications from CMS which suggest that our long held beliefs may be shared by CMS.

Turning to product development efforts, we continue steps to finalize a development pathway for NGX-1998, our second most advanced product candidate. NGX-1998 is a liquid formulation of synthetic capsaicin, the same active ingredient in Qutenza. We expect to complete most of these plans by year end and resume development in 2010. In the next quarter or so, and we anticipate providing you with an update and additional details.

Before I turn the call over to Stephen, I would like to welcome our new board member and Audit Committee chairman, Brad Goodwin, current President and CEO of Keren Pharmaceutical. Brad is a very seasoned executive in the life sciences industry and his experience is a welcome addition to our board.

In summary, our partnership with Astellas is moving forward effectively; we are making significant progress toward a potential U.S. commercial launch of Qutenza; and we are gearing up for NGX-1998 development activities. Of course, our next big event is the PDUFA date on November 16, 2009 and we look forward to hearing from the FDA in the very near-term on our NDA for Qutenza for the treatment of PHN.

I will now turn the call over to Stephen to review the results from the third quarter 2009.

Thanks, Tony. Our results for the third quarter 2009 are summarized in today’s earnings release that you should have or can access on our website. In addition, we expect to file our Form 10-Q next week, where you will find more detailed disclosures about our quarterly results.

As Tony mentioned, we recorded our first revenue this past quarter. The revenue results from the amortization of upfront payments received from our commercial partnership with Astellas. As a reminder, we received $48.8 million in July but deferred revenue recognition until late September 2009, when we completed the transfer of our EU Marketing Authorization, or MA, to Astellas, as required under our agreement. The revenue amortization period relates to the longest estimated period of service delivery under the contract, which we estimate to be the 7-year commitment under our joint steering committee. From this point forward, we expect to record approximately $1.8 million per quarter in collaboration revenues related to amortization of the upfront amount. As a consequence of this revenue flow, our financial information and 10Q disclosures, reflect the advancement of our business past the development stage. The third quarter 2009 also included a $1.2 million sublicense fee payable to the University of California, recorded as a component of our research and development expenses. The fee is a result of the Astellas transaction and we expect to make the cash payment to UC in the first quarter of 2010.

For the three months ended September 30, 2009, we recorded total operating expenses of approximately $6.8 million, up 8% from $6.3 million in the third quarter of 2008. Excluding the $1.2 million UC sublicense fee expense, our operating expenses would have been $5.6 million, or 11% below the year ago period. The decrease in adjusted operating expenses reflects our continued focus on U.S. regulatory processes and that we are not currently engaged in significant clinical development activities.

Research and development expenses for the third quarter 2009 totaled $3.6 million, or $2.4 million excluding the UC sublicense fee. The adjusted R&D expense was 11% lower than the same period in 2008 mainly because our focus during the 2009 quarter was on continuing to support our regulatory process in the U.S. and as I just stated, we had no significant clinical development activities ongoing in the quarter. Although we have engaged in fewer clinical development activities as we await regulatory review of our NDA for Qutenza, we are currently planning for the potential resumption of development activities for NGX-1998 in 2010.

Our general and administrative expenses for the three months ended September 30, 2009 totaled approximately $3.3 million, a 22% increase from $2.7 million during the year ago period. Increased stock based compensation, a noncash item, accounted for approximately $0.4 million of this increase, with the remainder mainly related to employee related expenses.

Our net loss for the third quarter 2009 totaled approximately $6.8 million, or 38 cents per share, compared to a net loss of $6.3 million, or 36 cents per share, in the year ago period. The total number of shares used to calculate EPS was approximately 17.6 million and 17.5 million shares during the third quarters of 2009 and 2008, respectively. Net loss for the most recent quarter included a loss of approximately 7 cents per share attributable to the sublicense fee expense mentioned a few minutes ago.

At September 30, 2009, cash, cash equivalents and short-term investments totaled $57 million, compared to $24.5 million at December 31, 2008 and $13.4 million at June 30, 2009. Our cash balances were positively impacted by the upfront payments received under our commercial partnership with Astellas. Our cash burn during the third quarter 2009 was approximately $5.2 million dollars. Third quarter 2009 cash usage included debt repayment totaling $0.6 million. Our outstanding debt was $0.8 million at the end of the third quarter 2009, and is expected to be fully repaid by January 2010, in accordance with our planned repayment schedule.

We expect that our cash burn will increase in the fourth quarter 2009 as we continue to prepare for the potential U.S. approval and launch of Qutenza. In the event of a positive FDA decision, we expect total operating expenses to increase significantly thereafter as we invest in product launch related activities including establishing a specialty sales force, further developing our commercial infrastructure, including the establishment of pharmacovigilence and medical affairs functions, marketing and other market support related activities as well as resuming development activities associated with NGX-1998, at a minimum.

Obviously, we are focused on the upcoming PDUFA date as the outcome of the FDA decision will impact many aspects of our business and our related spending patterns. Once the FDA has rendered a decision on our NDA for Qutenza in PHN, we expect to provide more detailed guidance in the coming months on potential spending for the U.S. Qutenza launch as we further define our sales force sizing and launch strategies.

With regard to our cash position, our goal remains to have sufficient cash runway to last at least 4 to 6 quarters after the U.S. launch of Qutenza. We continue to focus on ways to supplement our already strong financial position, potentially with royalty monetization, debt or other structures. Our focus is currently on non-equity based methods of raising capital. Overall, we are pleased with our current financial position and believe we have many alternatives for further strengthening our balance sheet.

I’ll now hand the call back over to Tony to wrap up our prepared remarks.

Anthony DiTonno:

Thanks Stephen.

The third quarter 2009 represented significant progress towards our goal of gaining a US regulatory outcome for Qutenza in 2009 and for the potential US launch in the first half of next year. We will update you on our regulatory process and its impact on our business plans in the coming weeks.

As always we appreciate your continued interest in our progress and your confidence in our ability to effectively and efficiently execute through the most significant time for NeurogesX.

We will now open the call up for questions.

Operator?

Q&A Session

Anthony DiTonno: (Wrap-up statement)

Again I would like to thank everyone for taking time to be with us today. We look forward to updating you once we hear from the FDA regarding our NDA.

Have a great day and a great weekend.

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